Exhibit 27

                            Financial Data Schedule

                    Item 601(c) of Regulation S-K Commercial
              and Industrial Companies Article 5 of Regulation S-X

                (dollars in thousands, except per share amounts)
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
                                                                                                 December 31,
 Item Number                                      Item Description                                   1993

- - ------------------- ---------------------------------------------------------------------------- ------------
5-02(1)             cash and cash items.........................................................     127,756

5-02(1)             cash and cash items-joint ventures..........................................      14,943

5-02(1)             cash and cash items-restricted..............................................      48,105

5-02(2)             marketable securities.......................................................         N/A

5-02(3)(a)(1)       notes and accounts receivable-trade.........................................      21,658

5-02(4)             allowances for doubtful accounts............................................         N/A

5-02(6)             inventory...................................................................         N/A

5-02(9)             total current assets........................................................         N/A

5-02(13)            property-power plant, net...................................................     458,974

5-02(13)            property-equipment, net.....................................................       4,540

5-02(14)            accumulated depreciation-plant..............................................      67,813

5-02(14)            accumulated depreciation equipment..........................................       4,773

5-02(18)            total assets................................................................     715,984

5-02(21)            total current liabilities...................................................         N/A

5-02(22)            bonds and mortgages and similar debt-senior notes...........................      35,730

5-02(22)            bonds and mortgages and similar debt-convertible debentures.................     100,000

5-02(28)            preferred stock-mandatory redemption........................................      58,800

5-02(29)            preferred stock-no mandatory redemption.....................................         N/A

5-02(30)            common stock................................................................       2,404

5-02(31)            other stockholders' equity-additional paid-in capital.......................     100,965

5-02(31)            other stockholders' equity-retained earnings................................     111,031

5-02(32)            total liabilities and stockholders' equity..................................     715,984

5-03(b)1(a)         net sales of tangible products..............................................     132,059

5-03(b)1            total revenues..............................................................     149,253

5-03(b)2(a)         cost of tangible goods sold.................................................         N/A

5-03(b)2            total costs and expenses applicable to sales and revenues-plant operations..      25,362

5-03(b)3            other costs and expenses-general and administration.........................      13,158

5-03(b)3            other costs-royalties.......................................................       8,274

5-03(b)5            provision for doubtful accounts and notes...................................         N/A

5-03(b)(8)          interest and amortization of debt discount..................................      30,205

5-03(b)(8)          interest and amortization-capitalized.......................................      (6,816)

5-03(b)(10)         income before taxes and other items.........................................      61,258

5-03(b)(11)         income tax expense..........................................................      18,184

5-03(b)(14)         income continuing operations................................................      43,074

5-03(b)(15)         discontinued operations.....................................................         N/A

5-03(b)(17)         extra ordinary items........................................................         N/A

5-03(b)(18)         cumulative effect-changes in accounting principle...........................       4,100

5-03(b)(19)         net income..................................................................      47,174

5-03(b)(20)         earnings per share primary..................................................        1.11

5-03(b)(20)         earnings per share fully diluted............................................        1.11

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